EXHIBIT 3.7

            CERTIFICATE OF DESIGNATIONS, PREFERENCES AND OTHER RIGHTS
                         OF THE SERIES C PREFERRED STOCK
                             OF AT COMM CORPORATION

                        Pursuant to Section 151(g) of the
                        Delaware General Corporations Law

         It is hereby certified that:

         I.  The  name  of  the   corporation  is  At  Comm   Corporation   (the
"Corporation"), a Delaware corporation.

         II. Set forth hereinafter is a statement of the voting powers, preferences, limitations, restrictions, and relative rights of shares of Series C Convertible Preferred Stock hereinafter designated as contained in a resolution of the Board of Directors of the Corporation (the "Board of Directors") pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), and in accordance with Section 151(g) of the Delaware General Corporations Law, which resolution was duly adopted by the Board of Directors on November 30, 2000, and remains in full force and effect as of the date hereof:

SERIES C PREFERRED STOCK

         Section 1. Designation. The series of Preferred Stock hereby created shall be designated and known as the "Series C Preferred Stock." The number of shares constituting such series shall be 1,082,000.

         Section 2. Liquidation Rights.

                  2.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each holder of shares of Series C Preferred Stock shall be entitled to receive, prior and in preference to the payment of any liquidation amount to the holders of the Corporation's common stock, par value $0.01 per share ("Common Stock"), a payment equal to $15.00 per share (the "Purchase Price") together with any declared but unpaid dividends thereon, before any payment is made to the holders of common stock (the "Preference Amount"). After the full Preference Amount on all outstanding shares of the Series C Preferred Stock has been paid and the full preferential amount payable with respect to any other shares having priority over the Common Stock has been paid, any remaining funds and assets of the Corporation legally available for distribution to stockholders shall be distributed pro rata among the holders of the Common Stock. The right of the Series C Preferred Stock stockholders to receive the Preference Amount shall be on a parity with the right of the Series A Preferred Stock and the Series B Preferred Stock stockholders to receive the preferential amounts specified in the Certificate of Designations, Preferences, and Other Rights of the Series A Preferred Stock and Certificate of Designations, Preferences, and Other Rights of the Series B Preferred Stock. If the Corporation has insufficient assets to permit payment of the Preference Amount in full to all Series C Preferred Stock stockholders, then the assets of the Corporation shall be distributed ratably to the holders of the Series A Preferred Stock, the Series B


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Preferred  Stock,  the Series C Preferred Stock and the holders of shares of any other series of Preferred Stock on a parity with the Series C Preferred Stock in proportion to the Preference Amount each such holder would otherwise be entitled to receive.

                  2.2 A merger or consolidation of the Corporation, or sale of the Corporation's Common Stock (including, without limitation, pursuant to a tender offer) in any single transaction or series of related transactions, in any such case in which its stockholders do not retain a majority of the voting power in the surviving corporation, or a sale of all or substantially all the Corporation's assets, shall each be deemed to be a liquidation, dissolution or winding up of the Corporation.

         Section 3. Conversion.

                  3.1 Voluntary Conversion. Each share of Series C Preferred Stock will be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for such shares, into Common Stock. The number of shares of Common Stock into which each share of Series C Preferred Stock will be converted will be equal to the Purchase Price of such share divided by the Conversion Price (as hereinafter defined) of such share. The initial Conversion Price for each share of Series C Preferred Stock shall be an amount equal to the Purchase Price of such share. The Conversion Price shall be subject to adjustment as provided in Section 3.3.


                  3.2 Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of one share of Common Stock, as reasonably determined in good faith by the Board of Directors. Before any holder of Series C Preferred Stock shall be entitled to receive certificates for the shares of Common Stock issued upon conversion, such holder shall surrender the certificate or certificates for the shares of Series C Preferred Stock being converted, duly endorsed, at the principal office of the Corporation and shall state therein its name or the name, or names, of its nominees in which it wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Preferred Stock or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder or such holder's nominee shall be entitled as aforesaid, together with cash in lieu of any fraction of a share of Common Stock. Subject to the foregoing, such conversion shall be deemed to have been made immediately and upon surrender of the certificate representing the shares of Series C Preferred Stock to be converted in the case of a voluntary conversion pursuant to Section
3.1. The Person or Persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  3.3 Adjustments to Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

                  (a) If the Corporation shall issue shares of Common Stock to the holders of Common Stock as a dividend or stock split, or in the event that the Corporation reduces the number of outstanding shares of Common Stock in a reverse stock split or stock combination,


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then the  Conversion  Price shall be adjusted such that the holders of shares of
Series  C  Preferred  Stock  shall  receive,  upon  conversion  of the  Series C
Preferred Stock, that number of shares of Common Stock that such holder would have owned following such dividend, stock split, reverse stock split or stock combination if such conversion had occurred immediately prior to the record date for such stock split, stock dividend, reverse stock split or stock combination of the Common Stock, as the case may be. If the Corporation shall issue shares of Series C Preferred Stock to the holders of Series C Preferred Stock as a stock dividend or stock split, or in the event that the Corporation reduces the number of outstanding shares of Series C Preferred Stock in a reverse stock split or stock combination, then the Conversion Price shall be adjusted such that the holder of shares of Series C Preferred Stock shall receive, upon conversion of the Series C Preferred Stock, the number of shares of Common Stock that such holder would have owned if such conversion had occurred immediately prior to the record date for such stock split, stock dividend, reverse stock split or stock combination of the Series C Preferred Stock, as the case may be. In the event of a reclassification or other similar transaction as a result of which shares of Common Stock are converted into another security, then the Conversion Price shall be determined such that the holders of shares of Series C Preferred Stock shall receive, upon conversion of such Series C Preferred Stock, the number of such securities that such holder would have owned following such conversion of the Common Stock into another security if such conversion had occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments with respect to dividends (other than stock dividends) shall be made upon conversion of any share of Series C Preferred Stock; provided, however, that if a share of Series C Preferred Stock shall be converted subsequent to the record date for the payment of a dividend (other than a stock dividend) or other distribution on shares of Series C Preferred Stock but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend (other than a stock dividend) or other distribution payable on such share on such date notwithstanding the conversion thereof or the Corporation's default in payment of the dividend (other than a stock dividend) due on such date.

                  (b) Upon the issuance by the Corporation of Equity Securities (as defined in Section 3.3(b)(ii)(A) below) at a consideration per share less than the Conversion Price of the Series C Preferred Stock in effect immediately prior to the time of such issue or sale, other than an issuance of stock or securities pursuant to Section 3.3(a) above or the issuance of shares of Common Stock upon conversion of any shares of Preferred Stock, then forthwith upon such issue or sale, such Conversion Price shall be reduced to a price (calculated to the nearest hundredth of a cent) determined by dividing:

                           (i) an amount  equal to the sum of (x) the  number of
shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the Conversion Price in effect immediately prior to such adjustment, (y) the number of shares of Common Stock issuable upon conversion or exchange of any obligations or securities of the Corporation outstanding immediately prior to such adjustment multiplied by the Conversion Price in effect immediately prior to such adjustment, and (z) an amount equal to the aggregate "consideration actually received" by the Corporation upon such issue or sale; by

                           (ii) the sum of the number of shares of Common  Stock
outstanding immediately after such issue or sale and the number of shares of Common Stock


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

issuable upon conversion or exchange of any such obligations or securities of the Corporation outstanding immediately after such issue or sale.

         For purposes of this Section 3.3(b), the follow provisions shall be applicable:

                                    (A) The term "Equity  Securities" as used in
this Section 3.3(b) shall mean any shares of Common Stock, or any obligation, or any share of stock or other security of the Corporation convertible into or exchangeable for Common Stock, except for shares of Common Stock or options to purchase Common Stock issued or granted to officers, directors or employees of the Corporation and its subsidiaries either pursuant to any stock purchase or stock option plan or other incentive stock arrangement approved by the Corporation's Board of Directors.

                                    (B) The case of an issue or sale for cash of
shares of Common Stock, the "consideration actually received" by the Corporation therefor shall be deemed to be the amount of cash received, before deducting therefrom any commissions or expenses paid by the Corporation.

                                    (C) In case of the issuance  (otherwise than
upon conversion or exchange of obligations or securities of the Corporation) of additional shares of Common Stock for a consideration other than cash or a consideration partly other than cash, the amount of consideration other than cash received by the Corporation for such shares shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors.

                                    (D)  In   case  of  the   issuance   by  the
Corporation in any manner of any rights to subscribe for or to purchase shares of Common Stock, or any options for the purchase of shares of Common Stock or stock convertible into Common Stock, all shares of Common Stock or stock convertible into Common Stock to which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed "outstanding" as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the shares of Common Stock or stock convertible into Common Stock covered thereby, plus the consideration, if any, received by the Corporation for such rights or options, shall be deemed to be the "consideration actually received" by the Corporation (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issuance of such shares

                                    (E) In case of the  issuance or issuances by
the Corporation in any manner of any obligations or of any securities of the Corporation that shall be convertible into or exchangeable for Common Stock, all shares of Common Stock issuable upon the conversion or exchange of such obligations or securities shall be deemed issued as of the date such obligations or securities are issued, and the amount of the "consideration actually received" by the Corporation for such additional shares of Common Stock shall be deemed to be the total of (x) the amount of consideration received by the Corporation upon the issuance of such obligations or securities, plus (y) the minimum aggregate consideration, if any, other than such obligations or shares, receivable by the Corporation upon such conversion or exchange, except in adjustment of dividends.


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

                                    (F)  The   amount   of  the   "consideration
actually received" by the Corporation upon issuance of any rights or options referred to in subsection (D) above or upon the issuance of any obligations or securities that are convertible or exchangeable as described in subsection (E) above, and the amount of the consideration, if any, other than such obligations or securities so convertible or exchangeable, receivable by the Corporation upon the exercise, conversion or exchange thereof shall be determined in the same manner provided in subsections (B) and (C) above with respect to the consideration received by the Corporation in case of the issuance of additional shares of Common Stock; provided, however, that if such obligations or securities so convertible or exchangeable are issued in payment or satisfaction of any dividend upon any stock of the Corporation other than Common Stock, the amount of the "consideration actually received" by the Corporation upon the original issuance of such obligations or securities so convertible or exchangeable shall be deemed to be the value of such obligations or securities as of the date of the adoption of the resolution declaring such dividend as determined by the Board of Directors at or as of that date. On the expiration of any rights or options referred to in subsection (D), or the termination of any right of conversion or exchange referred to in subsection (E), or any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion or exchange of such convertible or exchangeable securities, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustments made upon the basis of the delivery of only the number of shares of Common Stock actually delivered or to be delivered upon the exercise of such rights or options or upon the conversion or exchange of such securities.

                                    (G)  In  the  event  the  Corporation  shall
declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets or options or rights not referred to in this Section 3.3(b), then, in each such case, the holders of the Series C Preferred Stock shall be entitled to the distributions provided for in Section 4 below, and no adjustment to the Conversion Price provided for in this Section 3.3(b) shall be applicable.

                  3.4 Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall, at all times, be sufficient for conversion of all outstanding Series C Preferred Stock.

         Section 4. Dividend Rights.

                  4.1 Generally. The holders of shares of Series C Preferred Stock will be entitled to receive, if, when and as declared by the Board of Directors, out of any funds legally available therefor, noncumulative dividends at the rate of 6% of the Purchase Price per share per annum (appropriately adjusted for stock splits and combinations) for each share of Series C Preferred Stock then held by them. Such dividends may be payable quarterly or otherwise as the Board of Directors may from time to time determine. The right of the Series C Preferred Stock stockholders shall be on a parity with the right of the Series A Preferred Stock and the Series B Preferred Stock stockholders to receive the dividends specified in the Certificate of Designations, Preferences and other Rights of the Series A Preferred Stock and the Certificate of Designations,
Preferences and other Rights of the Series B Preferred Stock, respectively. Dividends may be declared and paid upon shares of Common Stock in any fiscal year of the Corporation, only if


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

dividends shall have been paid to or declared and set apart upon all shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and all shares of any other series of Preferred Stock on a parity with the Series C Preferred Stock, at its annual rate for each quarter of such fiscal year of the Corporation, including the quarter in which such dividends upon shares of Common Stock are declared. No right shall accrue to holders of Series C Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividends bear or accrue interest.

                  4.2 Participation with Common. If any dividend or other distribution payable in property other than cash is declared on the Common Stock (excluding any dividend or other distribution for which adjustment to the Conversion Price is provided by Section 3.3), each holder of Series C Preferred Stock on the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution the same property that such holder would have received if on such record date such holder was the holder of record of the number (including for purposes of this Section 4 any fraction) of shares of Common Stock into which the shares of Series C Preferred Stock then held by such holder are convertible.

         Section 5. Voting Rights.

                  5.1 Generally. Each holder of shares of Series C Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series C Preferred Stock could be converted on the record date for the vote or consent of stockholders and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holders of shares of Series C Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and, except as provided in Section 5.2 below, shall vote with holders of the Common Stock upon any matter submitted to a vote of stockholders, except those matters required by law to be submitted to a class vote.

                  5.2 Series Vote. So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of a majority of the total number of shares of Series C Preferred Stock outstanding, voting separately as a single class: (1) alter or change any of the powers, preferences, privileges or rights of the Series C Preferred Stock; (2) create any new class or series of shares having preferences prior to the Series C Preferred Stock in any manner, including, without limitation, as to dividends or liquidation; (3) take any action that reclassifies any outstanding shares into shares having preferences prior to the Series C Preferred Stock in any manner, including, without limitation, as to dividends or liquidation; or (4) alter or change the Company's Certificate of Incorporation in a manner that adversely affected the rights of the Series C Preferred Stock.

         Section 6. Redemption.

                  6.1 Redemption Upon Certain Events. Subject to any legal restrictions on the Corporation's redemption of shares, beginning on the date of completion of the earlier of the following events (a) the consummation of the closing of a public offering of the Corporation's Common Stock, registered under the Securities Act of 1933, as amended, with gross proceeds to the


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Corporation  in excess of $15 million or (b) the date on which the closing price of the Corporation's Common Stock on the Nasdaq SmallCap Market exceeds $40/share each day for a period of 15 consecutive trading days, the Corporation may elect to redeem all of the Series C Preferred Stock then outstanding. The redemption price for each share of Series C Preferred Stock shall be the Purchase Price for such share plus all declared but unpaid dividends thereon to the date of redemption, as adjusted for stock splits, stock dividends, recapitalizations and the like. Notwithstanding anything in the foregoing to the contrary, the holder of any share of Series C Preferred Stock may elect to convert such share prior to the date of redemption in accordance with Section 3 hereof.

                  6.2 Notice. The Corporation shall give notice of any redemption of the Series C Preferred Stock pursuant to Section 6.1 by mailing a copy of such notice not less than twenty (20) business days prior to the redemption date to the holders of record of the Series C Preferred Stock (the "Redemption Notice"). The Corporation shall mail such notice to the holders' respective addresses appearing on the books of the Corporation or to the addresses given by the holders to the Corporation for the purpose of such notice.

                  6.3 Effect of Redemption. From and after the redemption, unless there has been a default in payment of the redemption price, all dividends, if any, on the Series C Preferred Stock redeemed shall cease to accrue, all rights of the holders of such shares (except the right to receive the redemption price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares on the redemption date are insufficient to redeem the total number of shares of Series C Preferred Stock to be redeemed on such date, then those funds that are legally available shall be used to redeem the maximum possible number of the shares ratably among the holders of the shares to be redeemed. Series C Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

         Section 7. Reservation of Rights. Pursuant to the authority vested in it by the Certificate of Incorporation, the Board of Directors reserves the right to designate from time to time one or more additional series of Preferred Stock with powers, designations, preferences, and rights on a parity with or junior to the Series C Preferred Stock.

         Section 8. Notices. In addition to any other notices to which the holders of Series C Preferred Stock may be entitled pursuant to the Certificate of Incorporation, the Bylaws of the Corporation, law, contract or otherwise, the Corporation shall cause to be sent to each holder all written communications sent generally to the holders of Common Stock. The Corporation shall cause such communications to be sent to holders of Series C Preferred Stock concurrently with, and in the same manner as, the sending of such communications to the holders of Common Stock.

            [The remainder of this page is intentionally left blank.]


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Signed on this 18th day of December, 2000.

                                        AT COMM CORPORATION

                                        By: /s/ William H. Welling
                                           -------------------------------------
                                           William H. Welling
                                           Chief Executive Officer and President


ATTEST:

/s/ Melanie D. Johnson
-----------------------
Melanie D. Johnson
Chief Financial Officer


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